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                                                                      Exhibit 23


                        Consent of Independent Auditors
                        -------------------------------



The Board of Directors
Centocor, Inc.:

We consent to incorporation by reference in Registration Statement Nos. 33-35729,33-16286, 33-7311, 33-23481, 33-44231, 33-29142 and 333-07829 on Form
S-3 and in Registration Statement Nos. 33-35731, 2-86486, 33-35730, 33-00167,
33-16285, 33-16284 and 33-23480 on Form S-8 of Centocor, Inc. of our report dated January 31, 1997 relating to the balance sheets of Centocor Partners III, L.P. as of December 31, 1996 and 1995 and the related statements of operations, cash flows and partners' capital for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 Annual Report on Form 10-K/A of Centocor, Inc.



                                             /s/ KPMG Peat Marwick LLP




Philadelphia, Pennsylvania
May 14, 1998